[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]



Brocker Appoints Paul Merton to Lead Sales & Marketing of Professional Services

AUCKLAND,  New Zealand - May 11, 2001  Brocker  Technology  Group Ltd.  (Nasdaq:
BTGLD, TSE:BKI) has appointed Paul Merton as General Manager, Sales & Marketing of its Professional Services division.

Mr. Merton brings with him a wealth of local and international sales and marketing experience, coupled with an enviable track record of sales success. His most recent roles have been with IBM as the Asia Pacific Sales Manager for the ICMS customer care and billing product, and with USHA Technology as Vice President of Sales for Asia Pacific.

In this newly created position, Mr. Merton has responsibility for all Brocker Professional Services' sales and marketing activities in New Zealand, Australia and Asia.

"We're very pleased to add Paul to our senior executive team," said Brocker Professional Services Group General Manager, Greg Woolley. "He is a consummate industry professional with considerable experience in managing complex client relationships and proven capabilities in marketing IT and telecommunications solutions."

Mr. Merton holds a Bachelor's degree in agricultural economics from Massey University, where he majored in economics and marketing.

About Brocker Professional Services

Brocker Professional Services helps corporate clients develop and implement effective e-business strategies. With offices in Sydney, Melbourne, Auckland and Wellington, Brocker Professional Services offers fully integrated program and project management services including:

     o    Business Innovation & Technology Research

     o    Enterprise Architecture

     o    Business Consulting

     o    Project Management

     o    Implementation Services

In addition to technology capabilities, the group has a wealth of experience in the Telecommunications, Retailing, Banking & Finance, Energy & Utilities, Manufacturing & Distribution, Media & Defence industries.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.


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For more  information  on Brocker  Technology  Group,  please visit the website,
www.brockergroup.com or contact:

Nigel Murphy                                   Robert Rowell
Communications                                 Investor Relations
Tel: +64 9 374 2040                            Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com               e-mail: rrowell@brockergroup.com


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are forward-looking  statements that are subject to risks and uncertainties that
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